UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to 240.14a-12

NYER MEDICAL GROUP, INC.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount of which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)           Amount Previously Paid: _________________
2)           Form, Schedule or Registration Statement No.: _________________

3)           Filing Party:_______________
4)           Date Filed:________________

January 22, 2009

To the Shareholders of Nyer Medical Group, Inc.:

You are invited to attend the Annual Meeting of Shareholders of Nyer Medical Group, Inc. to be held on Monday, February 23, 2009, at 9:00 a.m. (EST) at Embassy Suites Boston at Logan Airport, Mystic A Meeting Room, 207 Porter Street, Boston, MA 02128.

At the meeting, shareholders will be asked to vote on the re-election of two directors.

The Notice of Annual Meeting of Shareholders and Proxy Statement accompanying this letter provide detailed information concerning matters to be considered at the meeting.

We hope you will be able to attend the Annual Meeting. Whether or not you currently plan to attend, please complete, date and return the proxy card in the enclosed envelope.

On behalf of the Board of Directors, we thank you for your continued support.

Sincerely,

/s/ Mark A. Dumouchel
Mark A. Dumouchel,
President and Chief Executive Officer

NYER MEDICAL GROUP, INC.
13 Water Street
Holliston, Massachusetts 01746

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

January 22, 2009

To the Shareholders of Nyer Medical Group, Inc.

Notice is hereby given that the Annual Meeting of the Shareholders of Nyer Medical Group, Inc. will be held on Monday, February 23, 2009, at 9:00 a.m. (EST) at Embassy Suites Boston,
Mystic A, Logan Airport, 207 Porter Street, Boston, MA 02128, for the following purposes:

1)           Re-electing two members of the Board of Directors named in the accompanying Proxy Statement, each to serve a three-year term until the Annual Meeting of the Shareholders for the fiscal year ending June 30, 2011, or until his successor is elected and qualified.

2)           Acting upon any and all other matters in connection with or for the purpose of effecting the foregoing, or as otherwise may properly come before the Annual Meeting or any and all adjournments thereof.

Further information regarding voting rights and the business to be transacted at the Annual Meeting is given in the attached Proxy Statement.

Only Common Shareholders and Preferred Shareholders of record on our stock transfer books at the close of business on January 20, 2009, will be entitled to vote at the Annual Meeting. Shareholders who are unable to attend the Annual Meeting in person and wish to have their stock voted are requested to sign, date and return the accompanying Proxy.

INTERNET AVAILABILITY OF PROXY MATERIALS

This notice of meeting, the proxy statement and the proxy card are available at www.nyermedicalgroup.com/2009/proxy.

By Order of the Board of Directors,

/s/ Mark A. Dumouchel
Mark A. Dumouchel
President and Chief Executive Officer
January 22, 2009

NYER MEDICAL GROUP, INC.
13 Water St.
Holliston, Massachusetts 07149

ANNUAL MEETING OF SHAREHOLDERS, FEBRUARY 23, 2009

PROXY AND SOLICITATION

The enclosed Proxy is solicited on behalf of the Board of Directors of Nyer Medical Group, Inc. for use at our Annual Meeting of Shareholders, or the Annual Meeting, on Monday, February 23, 2009, at 9:00 a.m. (EST) at Embassy Suites Boston, Mystic A, Logan Airport, 207 Porter Street, Boston, MA 02128, and at any and all adjournments thereof, for the purposes set forth in the Notice of said meeting attached and incorporated herein by this reference. We are paying for the expense of soliciting proxies. We have retained Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717, to assist in the solicitation of proxies. We may also use our officers to solicit proxies from shareholders either in person or by telephone or letter without extra compensation. We will pay all expenses of this solicitation, which are estimated to be approximately $8,000. You may revoke your proxy by delivering a written notice of revocation to our principal office or in person at the Annual Meeting at any time prior to the voting thereof. If a shareholder wishes to give a proxy to someone other than management, he or she may cross out the names appearing on the enclosed proxy form, insert the name of some other person, sign and give the form to that person for use at the Annual Meeting.

Only shareholders of record at the close of business on January 20, 2009, or the Record Date, are entitled to notice of, and to vote at the Annual Meeting. Each share of common stock outstanding on the Record Date is entitled to one vote on all proposals presented at the Annual Meeting. Series 2 Class B preferred stock, or Series 2 Stock, has aggregate voting rights equal to 2,000 shares of our common stock.  The preferred stock has voting rights on all matters that come before the common shareholders for vote. As of the close of business on the Record Date, we had 3,978,199 shares of common stock outstanding and 2,000 shares of Series 2 Stock outstanding, which means that a total of 3,978,199 votes are eligible to be cast at the Annual Meeting.

A majority of the outstanding shares of each class or series of voting stock then entitled to vote, represented in person or by proxy, shall constitute a quorum at the Annual Meeting.   Directors shall be elected by a plurality of votes cast by the shares entitled to vote in the election.

If your shares are held in the name of a brokerage firm, bank, nominee or other institution (referred to as “in street name”), you will receive instructions from the holder of record that you must follow in order for you to specify how your shares will be voted. If you do not specify how you would like your shares to be voted, your shares held in street name may still be voted. Certain street name holders have the authority to vote shares for which their customers do not provide voting instructions on certain routine, uncontested items.

Shareholders whose shares are in street name and do not return a proxy, are not counted for any purpose and are neither an abstention nor a broker non-vote. Shareholders who sign, date and return a proxy but do not indicate how their shares are to be voted are giving management full authority to vote their shares as they deem best for us.

This proxy statement and the accompanying proxy are first being mailed on or about January 22, 2009 to shareholders of record at the close of business on January 20, 2009.

ITEM 1

ELECTION OF DIRECTORS

Current Board of Directors

Name	Age	Position with Company	Since	Term	Ending
David Dumouchel	47	Director	1996	3 years	2010
Mark A. Dumouchel	49	Chief Executive Officer, President and Director	1995	3 years	2011
Robert J. Landis	49	Director	2004	3 years	2011
James J. Schweiger	73	Director	2002	3 years	2009
Gerald Weston	66	Director	2004	3 years	2009

Our Board consists of five seats. Two directors are to be elected by a plurality of the votes cast at the Annual Meeting. Our Articles of Incorporation, as amended, provide for a staggered Board designed to elect approximately one-third of the directors each year.

The nominees for the Board are set forth below. The proxy holders intend to vote all proxies received by them for the nominees for director listed below unless instructed otherwise. In the event that either of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a nominee who shall be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below unless instructed otherwise. As of the date of this proxy statement, the Board is not aware that either of the nominees is unable or will decline to serve as a director.

Nominees for Election to Board of Directors

Name	Age	Position with Company	Since	Term
James J. Schweiger	73	Director	2002	3 years
Gerald Weston	66	Director	2004	3 years

James J. Schweiger has been one of our Class C directors since January 2002. Mr. Schweiger is also Chairman of our Audit Committee, and a member of our Compensation Committee and Stock Option Committee. Mr. Schweiger is currently President and CEO of James J. Schweiger Financial Consultants, Orlando Florida, a position he has held since 1986. From 1969 to 1986, Mr. Schweiger was an Area Managing Partner in the firm of KPMG Main Hurdman in charge of the Ft. Lauderdale/Miami Florida office, Northeastern Regional Managing Partner and later served as the Southern Area Director. From 1980 to 1985 he served on our Policy Board and Management Committee. He was previously a Board member of AICPA on accounting for real estate transactions. From 1989 to 1992, Mr. Schweiger served as Treasurer/Director on the EASE Foundation Board (a charitable foundation in Davie Florida). Mr. Schweiger graduated from Duquesne University, Pittsburgh, Pennsylvania in 1961, with a BS degree in Business Administration.

Gerald Weston has been one of our Class C directors since December 2004. Mr. Weston is also a member of our Audit Committee, Compensation Committee and Stock Option Committee. Mr. Weston is a Certified Public Accountant and is an owner of an accounting firm, where he has worked since 1985. From 1982 to 1985, Mr. Weston was an Audit Manager in the firm Kern, DeWenter, Viere, CPA’s in St. Cloud, Minnesota. Prior to 1982, he had various positions and served in the United States Air Force. Mr. Weston received a Bachelors of Science Degree in Accounting from St. Cloud State University, St. Cloud, Minnesota in 1979.

The election of directors requires a plurality of votes cast by the shares entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR BOTH OF THE DIRECTOR NOMINEES.

Continuing Directors

David Dumouchel has been one of our Class A directors since February 2008.  He was one of our directors from 1996 to 2000.  Mr. Dumouchel has been a director of our wholly owned subsidiary, D.A.W., Inc., or D.A.W., since August 1996.  Additionally, Mr. Dumouchel has been a Vice President of D.A.W. since 1988.  Mr. Dumouchel is a registered pharmacist in the State of Massachusetts.  Mr. Dumouchel received his Bachelors of Science degree in Pharmacy from Purdue University in 1983 and his Masters of Business Administration from Amos Tuck School at Dartmouth College in 1986.

Mark A. Dumouchel has been our Chief Executive Officer and President and a Class B director since February 2008.  He was one of our directors from 2004 to 2005.  He has been president and director of D.A.W. since 1990.  He is a registered pharmacist in the State of Massachusetts and has over 32 years experience working in and running pharmacies.  Mr. Dumouchel serves as a director of Northeast Pharmacy Services Corporation. He received his Bachelors of Science degree in Pharmacy from Massachusetts College in 1982 and his Masters of Business Administration from Babson College in 1984.

Robert J. Landis has been one of our Class B directors since December 2004. Mr. Landis is also a member of our Audit Committee and Chairman of our Compensation Committee. Mr. Landis has served as Chairman of the Board of Directors since January 2000 and as Chief Financial Officer and Treasurer since July 1998 of Comprehensive Care Corporation, or CompCare. CompCare provides behavioral health, substance abuse, and employee assistance programs for governmental agencies, managed care companies and employer groups throughout the United States, headquartered in Tampa, Florida. Mr. Landis also serves on the Board of Directors and on the audit committee of Global Axcess Corporation. Mr. Landis served as Treasurer of Maxicare Health Plans, Inc. from November 1988 to July 1998. Mr. Landis is a Certified Public Accountant. He received a Bachelors Degree in Business Administration from the University of Southern California in 1981 and a Masters Degree in Business Administration from California State University at Northridge in 1990.

Family Relationships

David Dumouchel and Mark A. Dumouchel are brothers.

Communications with the Board of Directors

We have adopted a procedure to enable our shareholders to communicate in writing with the Board, with committees of the Board or with any individual director or directors. Shareholders may send communications directly to: Nyer Board of Directors, c/o Directors, 13 Water Street, Holliston, Massachusetts 01746. Such communications will be screened for appropriateness before notifying the members of the Board or any committee thereof, as the case may be, of receipt of a communication and forwarding it to the appropriate person or persons.

Please note that the foregoing procedure does not apply to (i) shareholder proposals pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding. For information concerning shareholder proposals, see “Deadline for Submission of Shareholder Proposals” in this proxy statement.

Independence of Directors

The Board has determined that each of Messrs. Landis, Schweiger and Weston is an independent director in that he does not have any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is not in any relationship specified in Nasdaq Rule 4200(a)(15) that precludes a determination of independence. None of the independent directors is or has been party to any transactions, relationships or arrangements with us other than serving as director.

Executive Sessions of Independent Directors

In accordance with Nasdaq Rule 4350(c)(2), the independent directors of the Board have regularly scheduled meetings in executive session, at which only the independent directors are present (together with counsel, if requested by the independent directors), at least twice a year in conjunction with regularly scheduled Board meetings, and more frequently whenever deemed desirable or appropriate or whenever the full Board has a meeting.

Board Meetings and Committees

The Board met six times during the fiscal year ended June 30, 2008, and acted by unanimous written consent twice. Each person who served as a director during the fiscal year ended June 30, 2008 attended in excess of 75% of the aggregate of (i) the total number of meetings of the Board held during such fiscal year and (ii) the total number of meetings held during such fiscal year by each committee of the Board, on which such director served.

The Board has a standing audit, compensation and stock option committees. As noted below, the Board does not have a nominating committee.

Audit Committee Meetings

Our audit committee members consist of Mr. Schweiger, Chairman, and Messrs. Landis and Weston. The audit committee’s function is to oversee our financial reporting process. The audit committee met five times during the fiscal year ended June 30, 2008. Our board of directors adopted a written charter for the audit committee on June 12, 2000, which charter was amended and restated in January 3, 2009 and appears on our website at www.nyermedicalgroup.com. (Click “Financial Information” and then “Audit Committee Charter.”) Each member of the audit committee is “independent”, as that term is defined in Rule 10A-3(b)(1) promulgated under the Exchange Act, and each such member satisfies the requirements of the Nasdaq rules relating to audit committee membership. The Nasdaq rules require at least three independent directors who have, among other things, financial literacy and experience and at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.  Securities and Exchange Commission, or SEC, rules require that one member of the audit committee may qualify as an “audit committee financial expert” under

Regulation S-K. Although more than one member of our audit committee may so qualify, Mr. Schweiger, the committee chairman, is designated audit committee financial expert.

Compensation Committee Meetings

Our compensation committee members consist of Mr. Landis, Chairman, and Messrs. Schweiger and Weston.  The compensation committee’s function is to oversee the compensation of Company’s executive officers and does not have a charter. The compensation committee met once during the fiscal year ended June 30, 2008. The compensation committee makes recommendations on the compensation of our executive officers to our Board of Directors and our Board of Directors makes the final compensation determination.  As discussed below under “2008 Executive Compensation Components” our current executive officers’ compensation is determined pursuant to existing employment agreements.  Mr. Mark Dumouchel, our President and Chief Executive Officer and David Dumouchel, a Vice President of D.A.W., do not participate in the determination of their own compensation or in the compensation of the other.  They do, however, participate in the determination of the compensation of the other named executive officers.

Nomination Process

Due to our small size, our Board does not currently deem it necessary to have a standing nominating committee or a charter governing nominations.  Nominations are recommended to the full Board by our independent directors. Our articles of incorporation state that we shall nominate persons to serve as members of our Board of Directors and that directors may be nominated by shareholders as provided in our Bylaws.  Please review the section entitled “Deadline for Submission of Shareholder Proposals” in this proxy statement for information on the process for shareholders to nominate directors.

For identification of nominees, existing directors and officers and other sources deemed appropriate have been used. Third parties have not been engaged to assist in the nominee identification process.

We desire to maintain flexibility in choosing appropriate board candidates and, therefore, do not require that nominees meet any specific or minimum qualifications. When evaluating potential director candidates, factors are considered as deemed appropriate, including the candidate’s independence, character, judgment, financial literacy, business and professional skills and experience. All nominees are expected to be able to commit the time and effort necessary to fulfill their duties and responsibilities as one of our directors.

Stock Option Committee Meetings

Our stock option committee members consist of Mr. Schweiger and Mr. Weston. Mr. Schweiger has been a member since 2002, and Mr. Weston has been a member since 2004. The stock option committee’s function is to administer our 2002 Stock Option Plan. The stock option committee met once during the fiscal year ended June 30, 2008.

Attendance at Meetings

Our Board meetings are scheduled at times that are mutually convenient for all members in order to ensure full attendance of the Board of Directors. All directors attended our annual meeting of shareholders held in February 2008.

OTHER MATTERS

The Board has no knowledge of any other matters, which may come before the Annual Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Annual Meeting or any adjournment thereof, the individuals named in the enclosed form of proxy will have the discretion to vote as they see fit unless directed otherwise.

If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, we will cancel the proxy.

Executive Compensation

Summary Compensation Table

SEC rules require disclosure regarding executive compensation for anyone serving as our principal executive officer during the last fiscal year and our two most highly compensated executive officers, other than our principal executive officer, who were serving as executive officers at the end of the last completed fiscal year.  Ms. Karen Wright was our principal executive officer until February 2008, at which point Mr. Mark A. Dumouchel was appointed to such position.  The following individuals are referred to as our “named executive officers” throughout this proxy statement: (a) Mark A. Dumouchel; (b) Karen Wright; (c) David Dumouchel; and (d) Wayne Gunter.

The following table shows compensation earned by our named executive officers during the fiscal year ended June 30, 2008 and 2007:

Summary Compensation Table
Name and principal position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation($)	All Other Compensation($)	Total ($)

Mark A. Dumouchel President and Chief Executive Officer and President of D.A.W.	2008	158,405(2)	7,680	21,973	16,118(2)	204,176
	2007	143,788	0	14,976	16,023(2)	174,787

David Dumouchel Vice President of D.A.W.	2008	148,789	7,680	21,973	15,794(3)	194,236
	2007	143,788	0	14,976	15,653(3)	174,417

Wayne Gunter Vice President of D.A.W.	2008	148,789	5,760	21,973	16,334(4)	192,856
	2007	143,788	0	14,976	16,143(4)	174,907

Karen Wright Chief Financial Officer, Treasurer and Secretary	2008	110,000	5,884	0	8,673(5)	124,557
	2007	102,500	7,316	0	8,054(5)	117,870

(1) The option awards are for serving on our Board of Directors, serving as one of our Officers and pursuant to employment agreements of executive officers of D.A.W.  The values in the table reflect the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123(R) “Share-Based Payment” during the fiscal year ended June 30, 2008, based on a fair value of options granted in 2007 and 2008 to Karen Wright for serving as an officer; in 2008 to Messrs. David and Mark A. Dumouchel for serving as directors; and pursuant to the employment agreements of each of David and Mark A. Dumouchel and Wayne Gunter, using the Black-Scholes option pricing model, which incorporates various assumptions about volatility, expected dividend yield, expected life, and applicable interest rates, as detailed in  Note 2 to our audited financial statements for the fiscal year ended June 30, 2008, included in Item 8 in the annual report on Form 10-K for the fiscal year ended June 30, 2008.

(2)  For the fiscal year ended June 30, 2008, Mark A. Dumouchel’s salary was $149,588 until February 4, 2008, when his salary was increased to $175,000 pursuant to a new employment agreement. Other compensation includes $8,018 in matching contributions from our 401(k) plan, a vehicle allowance of $6,700 and officer’s life insurance of $1,400.  For the fiscal year ended June 30, 2007, Mark A. Dumouchel’s other compensation includes $6,823 in matching contributions from our 401(k) plan, a vehicle allowance of $7,800 and officer’s life insurance of $1,400.

(3)  For the fiscal year ended June 30, 2008, David Dumouchel’s salary was $143,788 until February 4, 2008, when his salary was increased to $148,789 pursuant to a new employment agreement.   David Dumouchel’s other compensation includes $7,634 in matching contributions from our 401(k) plan, a vehicle allowance of $7,130 and officer’s life insurance of $1,030.  For the fiscal year ended June 30, 2007, David Dumouchel’s other compensation includes $6,823 in matching contributions from our 401(k) plan, a vehicle allowance of  $7,800 and officer’s life insurance of $1,030.

(4)  For the fiscal year ended June 30, 2008, Wayne Gunter’s salary was $143,788 until February 4, 2008, when his salary was increased to $148,789 pursuant to a new employment agreement.   Wayne Gunter’s other compensation includes $7,634 in matching contributions from our 401(k) plan, a vehicle allowance of $7,180 and officer’s life insurance of $1,520.  For the fiscal year ended June 30, 2007, Wayne Gunter’s other compensation includes $6,823 in matching contributions from our 401(k) plan, a vehicle allowance of $7,800 and officer’s life insurance of $1,520.

(5)  For the fiscal year ended June 30, 2008, Karen Wright’s other compensation includes $5,073 in matching contributions from our 401(k) plan and a vehicle allowance of $3,600.  For the fiscal year ended June 30, 2007,  Karen Wright’s other compensation includes $4,454 in matching contributions from our 401(k) plan and a vehicle allowance of $3,600.

2008 Executive Compensation Components

•	Executive Employment Agreements; Arrangements

Effective February 4, 2008, Mr. Mark A. Dumouchel entered into a new three-year employment agreement which may be renewed upon agreement of the parties.  Pursuant to his employment agreement, Mr. Mark A. Dumouchel will be employed as our Chief Executive Officer and President of D.A.W. and will receive a base salary of $175,000 per year of which we will pay him $43,750 and D.A.W. will pay him $131,250.  The salary shall be increased on each anniversary date of the employment agreement in an amount equal to the percentage change over the past twelve months in the average hourly rate paid to pharmacists employed by D.A.W.  Under his employment agreement, D.A.W. will also pay Mr. Mark A. Dumouchel an annual lump sum payment equal to five percent of the total amount royalties and licensing fees collected by D.A.W. during the prior fiscal year, or the “Franchise Payment.

Effective February 4, 2008, Messrs. David Dumouchel and Wayne Gunter each entered into a new three-year employment agreement with D.A.W. which may be renewed upon agreement of the parties, as a pharmacy manager at annual base salary of $150,000.  The annual base salary will be adjusted each anniversary date of the employment agreement in an amount equal to the percentage change over the past twelve months in the average hourly rate paid to pharmacists employed by D.A.W.

Under their employment agreements, Messrs. Mark and David Dumouchel and Wayne Gunter will each be entitled to (a) medical, dental, disability and life insurance coverage consistent with D.A.W.’s policies and plans in existence on the date of the signing of their respective employment agreements and (b) additional term life insurance coverage in the amount of $1,000,000 with beneficiaries designed by each such officer.

Under the employment agreements, D.A.W. will establish a bonus pool, or the DAW Bonus Pool, which will be equal to a percentage of income (before deductions for income taxes and management fees paid to us).  The percentage of income paid into the DAW Bonus Pool is as follows: (i) ten percent (10%) of income between $450,000 and $900,000; (ii) fifteen percent (15%) of income between $900,001 and $1,350,000; and (iii) twenty percent (20%) of income in excess of $1,350,000.  Fifty percent (50%) of the DAW Bonus Pool will be used for bonuses to be paid to the officers under their respective employment agreements as follows: (i) Mr. Mark A. Dumouchel will receive seventeen percent (17%), and (ii) Messrs. David Dumouchel and Wayne Gunter will share the remaining thirty-three percent (33%) in equal lots with two other executive officers (8.25% each).

Under the employment agreements, we granted to each of the officers non-qualified options to purchase 12,000 shares of common stock at an exercise price equal to the Market Price (as defined in our 2002 Plan) on the date of grant, which was $1.49 on February 4, 2008.  Under the Plan, the Market Price on any day is, in the sole discretion of the stock option committee administering the Plan, either (x) the average of the high and low reported consolidated trading sales prices, or if no such sale is made on such day, the average of the closing bid and asked prices reported on the consolidated trading listing for such day or (y) the closing price reported on the consolidated trading listing for such day.  Our stock option committee determined the Market Price based upon the closing price.  The options granted under the employment agreements will be exercisable in their entirety on February 4, 2009.

Pursuant to the employment agreements, each of the officers will be entitled to a cash severance payment in the event that we or D.A.W. terminate the particular agreement without Cause (as defined in the employment agreement) or the employment agreement is terminated by the officer for Good Reason (as defined in the employment agreement) which severance will be equal to the total of (i) one year of base salary at the salary rate then in effect to the extent allocable as to D.A.W. and us, as the case may be, but not to exceed the aggregate base salary then in effect; (ii) the last annual bonus paid to the officer (or, in the event that the termination occurs before any bonus has been paid, the annualized bonus for the year in which the termination occurs); and (iii) in the case of Mr. Mark A. Dumouchel only, the last Franchise Payment paid to Mr. Mark A. Dumouchel (or, in the event that the termination occurs before any Franchise Payment has been paid, the annualized Franchise Payment for the year in which the termination occurs). Additionally, in the event of any termination under an employment agreement, the officer will be entitled to COBRA continuation coverage for six months after any such termination. The executives each would be entitled to unused vacation time.

Under the employment agreements, each of the officers is subject to non-compete and non-solicitation provisions and a non-disclosure provision.  The non-compete and non-solicitation provisions survive for six months after the termination of the employment agreements and the non-disclosure provision has no termination date.

Effective July 1, 2007, Karen Wright’s annual base salary was increased to $110,000 pursuant to a written agreement between us and Ms. Wright.  The terms of that agreement applied for fiscal year 2008 and for each fiscal year thereafter until terminated by either party.  On March 31, 2008, we provided Ms. Wright with written notice of our election not to renew her employment agreement.  By Letter Agreement dated March 31, 2008, we agreed with Ms. Wright to amend her employment agreement to terminate her positions with us as an employee as of September 30, 2008.  Following September 30, 2008, we will pay to Ms. Wright her base salary of $110,000 over a period of 52 weeks (less applicable payroll taxes), plus any owed vacation time (not to exceed three weeks).

In addition, Ms. Wright’s agreement provided that: (A) she will not disclose proprietary information relating to us at any time during her tenure with us or any time thereafter; (B) in the event of her termination (i) for any reason whatsoever, (ii) pursuant to the action of Ms. Wright or both of Ms. Wright and us and (iii) whether such termination occurs prior to the end of the then-current one-year term or otherwise, Ms. Wright agrees that she will not, for a period of six months following such termination, directly or indirectly enter into or become associated with or engage in any other business (whether as a partner, officer, director, shareholder, employee, consultant, or otherwise), which business is primarily in competition with us, our subsidiaries or affiliated companies or otherwise become involved in the business of developing or marketing any such business in the state of Maine, Massachusetts or New Hampshire in which we, our subsidiaries or our affiliated companies currently have, or during the term of the employment agreement actively had business; and (C)  Ms. Wright shall not during a twenty-four month period of after leaving our employ, directly or indirectly, solicit any person who was employed by us or solicit any existing customer/client or any potential customer/client that had been actively solicited by us, our subsidiaries or our affiliate companies (i.e., potential customers/clients that are “in the sales pipeline”).

On October 1, 2008, we orally agreed with Ms. Wright to have her remain as our Chief Financial Officer, Vice President-Finance, Treasurer and Secretary from October 1, 2008 through October 31, 2008.  As compensation for this additional employment, we paid Ms. Wright $9,167.

•	Non-Equity Incentive Payments and Bonuses

The non-equity incentive payments of Messrs. Mark and David Dumouchel and Wayne Gunter are determined based on the formulas in their employment agreements as described above.  Income for purposes of the DAW Bonus Pool is calculated before income taxes and the management fees paid to us by D.A.W.

The named executive officers may also receive a bonus as may be determined from time to time by our Board of Directors in its sole discretion, which bonus would be based upon specific achievement within the fiscal year in which such compensation would be provided.  No discretionary bonuses were paid to any named executive officer for the fiscal years ended June 30, 2007 or 2008.

•	Stock Option Plans

We have two stock option plans under which employees, consultants and directors may be granted options to purchase shares of our common stock.  During the fiscal year ended June 30, 2008, each of Messrs. Mark and David Dumouchel and Wayne Gunter received options to acquire 12,000 shares of our common stock pursuant to their employment agreements, as described above.  Ms. Wright was granted options to acquire 12,000 shares of our common stock at the discretion of our Board of Directors.  Those options are exercisable at $1.49 per share and vest in six equal installments on each of June 30, 2008, December 31, 2008, June 30, 2009, December 31, 2009, June 30, 2010 and December 31, 2010.

In addition, Mr. Mark A. Dumouchel received options to acquire an additional 12,000 shares of our common stock for his service as our director.  Those options are exercisable at $1.49 per share and vest in six equal installments on each of June 30, 2008, December 31, 2008, June 30, 2009, December 31, 2009, June 3, 2010 and December 31, 2010.  Mr. David Dumouchel received options to acquire an additional 8,000 shares of our common stock for their service as our director.  Those options are exercisable at $1.49 per share and vest in four equal installments on each of June 30, 2008, December 31, 2008, June 30, 2009 and December 31, 2009.

•	Severance Agreements

We do not have any severance agreements with our named executive officers other than those described above pursuant to the employment agreements with each such officer.

•	Retirement Plans

Our sponsored 401(k) plan is a deferred salary arrangement under Section 401(k) of the Internal Revenue Code for eligible employees. Participants may elect to contribute up to 20% of their eligible compensation, as defined.  We match at the rate of 100% of the first 5% and 50% of the next 2%.

Outstanding Equity Awards at Fiscal Year-end

The following table shows information of all outstanding equity awards held by our named executive officers during fiscal year ended June 30, 2008:

	Number of shares underlying unexercised options
Name	Exercisable (#)	Unexercisable (#)	Option Exercise Price $	Option Expiration Date

Mark A. Dumouchel	4,000	-	2.44	03/21/14
	2,000	-	2.91	03/29/15
	2,000	10,000(1)	1.49	02/03/18
	-	12,000(2)	1.49	02/03/18
	8,000	22,000

David Dumouchel	2,000	-	3.38	08/09/08
	2,000	6,000(3)	1.49	02/03/18
	-	12,000(2)	1.49	02/03/18
	4,000	18,000

Wayne Gunter	-	12,000(2)	1.49	02/03/18
	-	12,000

Karen Wright	6,000	-	6.44	10/24/09
	12,000	-	3.15	10/25/11
	35,000	-	1.71	12/05/12
	12,000	-	1.95	10/01/14
	4,000	-	1.88	06/24/17
	2,000	10,000(1)	1.49	02/03/18
	71,000	10,000

1) These options are exercisable for 2,000 shares on each of 12/31/08, 06/30/09, 12/31/09, 06/30/10 and 12/31/10.

2) These options are exercisable for 12,000 shares on 02/04/09 as part of an employment agreement.

3) These options are exercisable for 2,000 shares on each of 12/31/08, 06/30/09 and 12/31/09.

Director Compensation

The following table shows information regarding compensation paid to directors who are not named executive officers for the fiscal year ended June 30, 2008:

Name	Fees Earned or Paid Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Current directors*
Robert J. Landis	7,900	8,817	16,717
James J. Schweiger	9,100	8,020	17,120
Gerald Weston	7,400	8,020	15,420

Former directors*
Donald Lewis (2)	0	4,010	4,010
Kenneth Nyer (2)	0	6,897	6,897

*  Compensation paid to Messrs. David Dumouchel and Mark A. Dumouchel, who are current directors, and Ms. Karen Wright, who served as a director until February 4, 2008, are included in the Summary Compensation Table above and, accordingly, are not included in this table.

(1) Reflects the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123(R) “Share-Based Payment”.  The options were granted in accordance with our Stock Option Plan with the fair value calculated using the Black-Scholes option pricing model, which incorporates various assumptions including expected volatility, expected life of the options and applicable interest rates.

(2) Donald Lewis and Kenneth Nyer resigned from the Board of Directors on February 4, 2008.

We have not paid any cash compensation to any person for serving as a director with the exception of the members of our Audit Committee, Compensation Committee and Stock Option Committee, which members receive (a) $600 each per telephone meeting of the Board of Directors or of a committee of the Board of Directors and (b) $1,000 each per in-person meeting of the Board of Directors or in-person meeting of a committee of the Board of Directors, with each Chairman receiving an additional 50% of the sum which he is to receive under (a) and (b) above with respect to each meeting.  With the exception of the amounts mentioned in the first sentence of this paragraph, we do not intend to compensate non-employee directors for serving as directors except to reimburse them for expenses incurred in connection with their service as directors and to issue automatic grants of non-qualified stock options pursuant to the 2002 Plan.  Directors who are employees receive no cash compensation for serving as directors; however, they are reimbursed for out-of-pocket expenses incurred in connection with their service as directors and are issued stock options pursuant to the 2002 Plan.  Pursuant to the 2002 Plan, our directors receive automatic grants of options for 4,000 shares of our common stock for each year served as a director, with 2,000 of such options vesting semi-annually each June 30th and December 31st, provided that the optionee is still serving as a director, as applicable, on such date.

VOTING SECURITIES AND HOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of our shares of voting stock beneficially owned as of January 22, 2009 by (i) owners of more than 5% of our voting stock, (ii) each of our directors and named executive officers, and (iii) all of our executive officers and directors as a group:

Name and address of beneficial owner	Amount and nature of [1] beneficial ownership	Percentage of Voting Power (%)

Samuel Nyer 698 Essex Street Bangor, ME 04401	1,320,774(2)	14.6

Michael and Lucille Curry 13 Water Street Holliston, MA 01746	919,565(3)	11.5
David Dumouchel 13 Water Street Holliston, MA 01746	921,565(4)	11.5

Mark A. Dumouchel 13 Water Street Holliston, MA 01746	927,566(5)	11.6

Wayne Gunter 13 Water Street Holliston, MA 01746	919,565(6)	11.5

Donato Mazzola 13 Water Street Holliston, MA 01746	925,965(7)	11.6

Robert J. Landis 1292 Hammond Street Bangor, Maine 04401	14,000(8)	*

James J. Schweiger 1843 Morning Sky Drive Winter Haven, FL 34787	34,000(9)	*

Gerald Weston 1292 Hammond Street Bangor, ME 04401	14,000(10)	*

Karen L. Wright 1292 Hammond Street Bangor, ME 04401	72,100(11)	*

All our directors and executive

officers as a group (nine persons) ________________ * less than 1% of class	4,748,326 3,4,5,6,7,8,9,10 & 11	58.4

1  Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and includes any options and warrants which vest within 60 days of January 22, 2009, i.e., by March 23, 2009.  Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all voting securities beneficially owned by them.

2  This information is as of February 8, 2008 and is based solely on a Form 4/A filed with the SEC on such date except for options to acquire 12,000 shares of common stock that expired since the date of such Form 4/A.  Includes 272,774 shares of common stock (of which 183,174 shares are  held by an affiliate of Mr. Nyer), 548,000 shares of common stock underlying options granted to Mr. Nyer pursuant to the 1993 Plan and the 2002 Plan.  Also includes 500,000 vested non-qualified options granted pursuant to Mr. Nyer’s 1999 employment agreement, as amended.  All of Mr. Nyer’s 1,048,000 granted stock options are vested and currently exercisable.

3  Includes 400 shares of Series 2 Stock which carry the right to 2,000 votes per share on any matter put to a vote of the common stock (equivalent to an aggregate of 800,000 votes of common stock) and 119,565 shares of common stock. The Curry’s are married to one another and thus beneficially own, with the shared power to vote and shared power to dispose of, these securities.  Does not include 108,695 shares of common stock issuable upon conversion of convertible promissory notes that Ms. Curry does not intend to convert until after October 1, 2009.

4  Includes 400 shares of Series 2 Stock which carry the right to 2,000 votes per share on any matter put to a vote of the common stock (equivalent to an aggregate of 800,000 votes of common stock); 119,565 shares of common stock and 2,000 shares of common stock underlying options pursuant to the Plans. Does not include 163,043 shares of common stock issuable upon conversion of convertible promissory notes that Mr. Dumouchel does not intend to convert until after October 1, 2009.

5  Includes 400 shares of Series 2 Stock which carry the right to 2,000 votes per share on any matter put to a vote of the common stock (equivalent to an aggregate of 800,000 votes of common stock); 119,566 shares of common stock and 8,000 shares of common stock underlying options pursuant to the Plans. Does not include 163,043 shares of common stock issuable upon conversion of convertible promissory notes that Mr. Dumouchel does not intend to convert until after October 1, 2009.

6   Includes 400 shares of Series 2 Stock which carry the right to 2,000 votes per share on any matter put to a vote of the common stock (equivalent to an aggregate of 800,000 votes of common stock) and 119,565 shares of common stock. Does not include 163,043 shares of common stock issuable upon conversion of convertible promissory notes that Mr. Gunter does not intend to convert until after October 1, 2009.

7   Includes 400 shares of Series 2 Stock which carry the right to 2,000 votes per share on any matter put to a vote of the common stock (equivalent to an aggregate of 800,000 votes of common stock) and 119,965 shares of common stock and 6,000 shares of common stock underlying options pursuant to the Plans. Does not include 163,043 shares of common stock issuable upon conversion of convertible promissory notes that Mr. Mazola does not intend to convert until after October 1, 2009.

8  Consists of 14,000 shares of common stock underlying vested options granted pursuant to the Plans.

9  Consists of 34,000 shares of common stock underlying vested options granted pursuant to the Plans.

10  Consists of 14,000 shares of common stock underlying vested options granted pursuant to the Plans.

11   Ms. Wright was our Chief Financial Officer, Vice President-Finance, Treasurer and Secretary until October 31, 2008.  Includes 71,000 shares of common stock underlying vested options granted pursuant to the Plans and 1,100 shares of common stock held by an ADCO employee investment club by which Ms. Wright owns 220 shares.  The common stock held in the investment club is considered beneficially owned by Ms. Wright as she has voting and investment power over this stock.

Additional Information

Report on Executive Compensation

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are also required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of such forms or written representations from reporting persons, we believe that during the fiscal year ended June 30, 2008, our executive officers and directors and other reporting persons complied with the filing requirements of Section 16(a).

Audit Committee Report*

The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of our independent auditors. Additionally, the Audit Committee must pre-approve all audit and non-audit services performed by our independent auditors. Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Our independent auditors, Sweeney, Gates & Co., were responsible for auditing those financial statements. However, the functions of the members of the Audit Committee are not intended to duplicate or to certify the activities of management and the independent auditors. Rather, we rely, without independent verification, on the information it is provided and on the representations made by management and the independent auditors.

The Audit Committee hereby reports as follows:

1.           The Audit Committee has reviewed and discussed the audited financial statements with our management.

2.           The Audit Committee has discussed with Sweeney, Gates & Co. the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Accounting Oversight Board in Rule 3200T.

3.           The Audit Committee has received the written disclosures and the letter from Sweeney, Gates & Co. required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Sweeney, Gates & Co. its independence from us. When considering Sweeney, Gates & Co.’s independence, the Audit Committee considered whether its provision of services to us beyond those rendered in connection with its audit and review of our consolidated financial statements was compatible with maintaining its independence and determined that such services were indeed compatible. The Audit Committee also has reviewed, among other things, the amount of fees paid to Sweeney, Gates & Co. for audit and non-audit services.

4.           Based on the reviews and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our Board of Directors the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended June 30, 2008, which was filed with the SEC on October 10, 2008.

The Audit Committee
Robert J. Landis, Chairman
James J. Schweiger
Gerald Weston

* The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any of our filings under the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

Principal Accountant Fees and Services

Our Audit Committee appointed Sweeney, Gates & Co. as our independent registered public accounting firm for our fiscal years ended June 30, 2008 and June 30, 2007.  The fees for services provided by Sweeney, Gates & Co. to us for the fiscal years ended June 30 were as follows:

	2008	2007
Audit Fees(1)	$143,145	$140,100
Audit-Related Fees(2)	3,550	5,100
Tax Fees(3)	21,789	26,000
All Other Fees(4)	0	0
Total Fees	$168,484	$171,200

(1)  Audit Fees include professional services rendered for the audits of our annual financial statements for the fiscal years ended June 30, 2008 and June 30, 2007, and for review of the financial statements included in our quarterly reports on Form 10-Q during the last two fiscal years.

(2)  Audit Related Fees include professional services rendered for assurance and related services that are reasonably related to the performance of the audit and reviews of our financial statements.  Such services in June 30, 2008 were for research of accounting treatments and June 30, 2007 were for attending an audit committee meeting and research of accounting treatments.

(3) Tax Fees include professional services rendered for tax compliance work, tax planning and tax advice.

(4) Sweeney, Gates & Co. did not provide us or our subsidiaries with any other services during the fiscal years ended June 30, 2008 and June 30, 2007, respectively.

The charter of the Audit Committee requires that the Committee review and pre-approve all audit, review or attest engagements of, and non-audit services to be provided by the independent registered public accounting firm (other than with respect to the de minimis exception permitted by the Sarbanes-Oxley Act of 2002 and the SEC rules promulgated thereunder).  The Audit Committee pre-approved all audit services and permitted non-audit services rendered by Sweeney, Gates & Co. in our fiscal years ended June 30, 2008 and June 30, 2007.  The pre-approval duty may be delegated to one or more designated members of the Audit Committee, with any such pre-approval reported to the Committee at its next regularly scheduled meeting.  Any such designated member(s) of the Committee shall also have the authority to approve non-audit services already commenced by the independent registered public accounting firm if (i) the aggregate amount of all such services provided constitutes no more than 5% of the total amount of revenues paid by us to the independent registered public accounting firm during the fiscal year in which the services are provided, (ii) such services were not recognized by us at the time of the engagement to be non-audit services, and (iii) such services are promptly brought to the attention of the Committee and approved by such designated member(s) prior to the completion of the audit.

Change of Control

Purchase of Minority Interest in D.A.W. and Change of Control

In February 2008, we acquired the remaining 20% of the outstanding common stock of D.A.W. through a series of transactions, or the Acquisition.  In consideration for the Acquisition, we paid and issued the following: (1) a cash payment of $1,750,000 (which we borrowed from D.A.W. and which was funded by increased credit terms by D.A.W.’s major supplier), (2) shares of the Series 2 Stock, a newly-created series of convertible Series 2 Class B preferred stock which are initially convertible into 218,000 shares of our common stock and have the same aggregate 4,000,000 voting rights as our then existing Class A preferred stock, or the Class A Stock, and Class B preferred stock, or the Class B Stock, (3) a promissory note in the aggregate principal amount of $350,000, and (4) convertible promissory notes in the aggregate principal amount of $1,500,000, convertible into our common stock at an initial conversion price of $1.84 per share, subject to adjustment.

Also in February 2008, we purchased from Mr. Samuel Nyer 2,000 shares of Class A Stock and 1,000 shares of Class B Stock held by Mr. Nyer (which represented all of the then issued and outstanding shares of such preferred stock) in exchange for a promissory note in the amount of $400,000.  Further, the former minority shareholders of D.A.W., or the Minority Shareholders, purchased from Nyle International Corp., or Nyle, a corporation controlled by Mr. Nyer, 597,826 shares of our common stock.

As a result of the Acquisition, the purchase by the Minority Shareholders from Nyle, repurchase of shares from Mr. Nyer and the appointment of Mark and David Dumouchel to fill director and officer vacancies, we experienced a change of control with the Minority Shareholders owning an aggregate of approximately 58% of the voting power of our outstanding common stock.

There are no arrangements, known to us, including any pledge by any person of its securities, the operation of which may at a subsequent date result in a change in our control.

Deadline for Submission of Shareholder Proposals

Our Bylaws provide that any shareholder proposal intended to be presented at any annual meeting of shareholders must be received by our Secretary at least 60 days prior to the meeting subject to any other requirements of law; provided, however, that in the event that less than 75 days’ notice or prior public disclosure of the date of the meeting is given, such proposal must be received not later than the close of business on the 15th day following the day on which notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. A shareholder with the power to vote at least ten percent of our then-outstanding voting securities may nominate a director following the procedures outlined in the preceding sentence.

If we hold our annual meeting of shareholders for the fiscal year ending June 30, 2009 on or about the same time as this year’s Annual Meeting, any shareholder proposal intended to be included in our proxy statement must be received at the executive offices of us not later no later than 120 calendar days before the anniversary of the release of this proxy statement, and must otherwise satisfy the conditions established by the SEC and by our Bylaws in order to be considered for inclusion in our proxy statement for that meeting. However, if we hold our annual meeting of shareholders for the fiscal year ending June 30, 2009 on a date that is more than 30 days earlier or later than this year’s Annual Meeting, then a shareholder proposal must be received by us at our principal place of business in a reasonable amount of time prior to when we begin to print and mail our proxy materials.

Householding of Annual Meeting Materials

Some banks, brokers and other record holders of our common stock may participate in the practice of  “householding” proxy statements, annual reports and notices of internet availability of those documents. This means that, unless shareholders give contrary instructions, only one copy of our proxy statement, annual report or notice of internet availability may be sent to multiple shareholders in each household. We will promptly deliver a separate copy of any of those documents to you if you call or write to us at the following address: Nyer Medical Group, Inc., 13 Water Street, Holliston, Massachusetts 07149. If you want to receive separate copies of our proxy statement, annual report or notice of internet availability in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address.

Annual Report on Form 10-K

We will furnish, without charge to any shareholder submitting a written request a copy of our annual report on Form 10-K as filed with the SEC including financial statements and schedules thereto. Such written request should be directed to Mark A. Dumouchel, President and Chief Executive Officer, 13 Water Street, Holliston, Massachusetts 07149.

By Order of the Board of Directors

/s/ Mark A. Dumouchel
Mark A. Dumouchel,
President and Chief Executive Officer

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The annual report and proxy statement are available at www.nyermedicalgroup.com/2009/proxy.

---------------------------------------------------------------------------------------------------------------------

PROXY
NYER MEDICAL GROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS

Monday, February 23, 2009
9:00 a.m.

Embassy Suites Boston at Logan Airport
207 Porter Street
Boston, MA 02128
Mystic A Meeting Room

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints MARK DUMOUCHEL and DAVID DUMOUCHEL, and each of them, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes both of them, or either one if only one be present, to represent and to vote, as designated on the reverse hereof, all the common stock, $0.0001 par value per share, of Nyer Medical Group, Inc. held of record by the undersigned or with respect to which the undersigned is entitled to vote or act at the Annual Meeting of Shareholders to be held on February 23, 2009 at 9:00 a.m., local time, or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of each of the nominees for Director listed in Item 1. Additionally, the votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holders on any other business as may properly come before the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

NYER MEDICAL GROUP, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 1.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	The election of two (2) directors of the Nyer Medical Group, Inc. board of directors for a three-year term or until their successors are elected and qualified:

Nominees:
01) James Schweiger

02) Gerald Weston

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment or postponement thereof.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Note: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer or if a partnership, please sign in full partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date